                                                                    EXHIBIT 2.A

                                                              Execution Version



                   ===========================================
                    CONTRIBUTION, PURCHASE AND SALE AGREEMENT
                   ===========================================

                                 By and Between

                               EL PASO CORPORATION
                                    (Seller)

                                       and

                          EL PASO ENERGY PARTNERS, L.P.
                                     (Buyer)


                    =======================================


                           Covering the Acquisition of

                        THE FOLLOWING EQUITY INTERESTS IN
                       (Acquired Company Equity Interests)



               100% of ANR Central Gulf Gathering Company, L.L.C.,
                        100% of El Paso San Juan, L.L.C.,
                     100% of El Paso South Texas, L.P., and
                         50% of Coyote Gas Treating, LLC
                            (the Acquired Companies)

                                       and

           Certain Residual Interests related to the Chaco Plant, and
                        The Typhoon Oil Gathering System
                              (the Acquired Assets)


                    =======================================




                                November 21, 2002

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----

1.       Definitions..............................................................................................3

2.       The Transactions........................................................................................14
         (a)      Sale and Contribution of Acquired Company Equity Interests and Acquired Assets.................14
         (b)      Consideration..................................................................................14
         (c)      The Closing....................................................................................15
         (d)      Deliveries at the Closing......................................................................15
         (e)      Proposed Closing Statement and Post-Closing Adjustment.........................................16
         (f)      Assumed Obligations............................................................................17

3.       Representations and Warranties Concerning the Transaction...............................................18
         (a)      Representations and Warranties of the Seller...................................................18
         (b)      Representations and Warranties of the Buyer....................................................19

4.       Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired
         Companies and Relevant Assets...........................................................................22
         (a)      Organization, Qualification, and Company Power.................................................22
         (b)      Noncontravention...............................................................................22
         (c)      Title to and Condition of Assets...............................................................23
         (d)      Material Change................................................................................25
         (e)      Legal Compliance...............................................................................25
         (f)      Tax Matters....................................................................................25
         (g)      Contracts and Commitments......................................................................26
         (h)      Litigation.....................................................................................26
         (i)      Environmental Matters..........................................................................27
         (j)      Preferential Purchase Rights; Transferability of Coyote Gas Interest...........................28
         (k)      Financial Statements...........................................................................28
         (l)      Employee Matters...............................................................................29
         (m)      Prohibited Events..............................................................................29
         (n)      Regulatory Matters.............................................................................29
         (o)      Intercompany Transactions......................................................................29
         (p)      Disclaimer of Representations and Warranties Concerning Personal Property, Equipment,
                  and Fixtures...................................................................................29
         (q)      Reorganization Transactions....................................................................30

5.       Pre-Closing Covenants...................................................................................30
         (a)      General........................................................................................30
         (b)      Notices and Consents...........................................................................30
         (c)      Operation of Business..........................................................................30
         (d)      Intercompany Transactions......................................................................32
         (e)      Full Access....................................................................................32
         (f)      Liens and Encumbrances.........................................................................32


         (g)      Notice of Developments.........................................................................32

6.       Post-Closing Covenants..................................................................................32
         (a)      General........................................................................................32
         (b)      Litigation Support.............................................................................32
         (c)      Surety Bonds; Guarantees.......................................................................33
         (d)      Delivery and Retention of Records..............................................................33
         (e)      Assignment of Rights...........................................................................33
         (f)      Maintenance Capital............................................................................33
         (g)      Inadvertent Exclusions.........................................................................35
         (h)      Post-Closing Right-of-Way Matters..............................................................35

7.       Conditions to Obligation to Close.......................................................................35
         (a)      Conditions to Obligation of the Buyer..........................................................35
         (b)      Conditions to Obligation of the Seller.........................................................37
         (c)      Effect of Supplements to Schedules.............................................................38

8.       Remedies for Breaches of this Agreement.................................................................38
         (a)      Survival of Representations and Warranties.....................................................38
         (b)      Indemnification Provisions for Benefit of the Buyer............................................39
         (c)      Indemnification Provisions for Benefit of the Seller...........................................42
         (d)      Matters Involving Third Parties................................................................43
         (e)      Determination of Amount of Adverse Consequences................................................43
         (f)      Tax Treatment of Indemnity Payments............................................................44

9.       Tax Matters.............................................................................................44
         (a)      Post-Closing Tax Returns.......................................................................44
         (b)      Pre-Closing Tax Returns........................................................................44
         (c)      Straddle Periods...............................................................................44
         (d)      Straddle Returns...............................................................................44
         (e)      Claims for Refund..............................................................................45
         (f)      Indemnification................................................................................45
         (g)      Cooperation on Tax Matters.....................................................................45
         (h)      Certain Taxes..................................................................................46
         (i)      Confidentiality................................................................................46
         (j)      Audits.........................................................................................46
         (k)      Control of Proceedings.........................................................................46
         (l)      Powers of Attorney.............................................................................47
         (m)      Remittance of Refunds..........................................................................47
         (n)      Purchase Price Allocation......................................................................47
         (o)      Closing Tax Certificate........................................................................47
         (p)      Like Kind Exchanges............................................................................47

10.      Termination.............................................................................................48
         (a)      Termination of Agreement.......................................................................48
         (b)      Effect of Termination..........................................................................48

11.      Miscellaneous...........................................................................................49
         (a)      Public Announcements...........................................................................49
         (b)      Insurance......................................................................................49
         (c)      No Third Party Beneficiaries...................................................................49
         (d)      Succession and Assignment......................................................................49
         (e)      Counterparts...................................................................................50
         (f)      Headings.......................................................................................50
         (g)      Notices........................................................................................50
         (h)      Governing Law..................................................................................50
         (i)      Amendments and Waivers.........................................................................51
         (j)      Severability...................................................................................51
         (k)      Transaction Expenses...........................................................................51
         (l)      Construction...................................................................................51
         (m)      Matters Related to New Chaco...................................................................51
         (n)      Incorporation of Exhibits and Schedules........................................................52
         (o)      Entire Agreement...............................................................................52

                             EXHIBITS AND SCHEDULES

Exhibit A:        Principal Acquired Company Assets
Exhibit B:        The Acquired Assets
Exhibit C:        Retained Assets
Exhibit D-1:      Form of Acquired Company Equity Interests Assignment
Exhibit D-2:      Form of Acquired Assets Assignment
Exhibit D-3:      Form of Coyote Gas Note Assignment
Exhibit E:        Construction Costs
Exhibit F:        The Reorganization Transactions
Exhibit G:        Form of Certification of Non-Foreign Status
Exhibit H:        Terms of Series C Units
Exhibit I:        Form of Registration Rights Agreement
Exhibit J:        Form of Tolling Agreement Amendment
Exhibit K:        Form of Repurchase Agreement


Schedule 1(a):          Subject Insurance Policies
Schedule 1(b):          Permitted Encumbrances
Schedule 2(d)(iii)(F):  El Paso Shared Rights of Way
Schedule 2(d)(iii)(G):  Coastal Shared Rights of Way
Schedule 3(a)(ii):      Consents (Seller Parties)
Schedule 3(a)(iii):     Noncontravention (Seller Parties)
Schedule 3(b)(ii):      Consents (Buyer)
Schedule 3(b)(iii):     Noncontravention (Buyer)
Schedule 4(b):          Noncontravention (Acquired Companies)
Schedule 4(c)(i):       Encumbrances
Schedule 4(c)(ii):      Condition of Acquired Company Assets and Acquired Assets
Schedule 4(c)(v):       Encumbrances for Borrowed Money

Schedule 4(d):             Material Changes
Schedule 4(f):             Tax Matters
Schedule 4(g)(i):          Subject Contracts
Schedule 4(g)(ii):         Rights of Way
Schedule 4(h):             Litigation
Schedule 4(i):             Environmental Matters
Schedule 4(i)(ii):         Environmental Permits
Schedule 4(j):             Preferential Purchase Rights
Schedule 4(k)(ii):         Obligations of the Acquired Companies [Intentionally deleted]
Schedule 4(n):             Regulatory Matters
Schedule 4(o):             Intercompany Transactions
Schedule 5(c):             Operation of Business
Schedule 5(c)(v):          Capital Expenditures Budget
Schedule 6(c):             Surety Bonds
Schedule 6(e):             Assigned Rights

[We agree to furnish supplementally a copy of any of the above schedules or exhibits to the Commission upon request.]

                    CONTRIBUTION, PURCHASE AND SALE AGREEMENT

         THIS CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of November 21, 2002 is by and between El Paso Corporation, a Delaware corporation ("Seller"), and El Paso Energy Partners, L.P., a Delaware limited partnership (the "Buyer"). The Seller and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                  INTRODUCTION

1. The Seller (through subsidiaries and a joint venture) beneficially owns the indicated interest in the assets/facilities commonly known as:

  Beneficial
  Ownership     Assets/Facilities                                          Historical Record Owner
  ---------     -----------------                                          -----------------------
     100%       Chaco Liquids Processing Plant (certain residual           El Paso New Chaco, L.L.C.
                interests)

     100%       San Juan Basin Gathering System, which includes            El Paso Field Services, L.P.

                o        San Juan Gathering System
                o        Blanco Compression Plant
                o        Global Compression Plant
                o        Rattlesnake Treating Plant
                o        Florida River Compression Facility
                o Certain related assets (including wellhead automation telemetry technology)

      50%       Coyote Gulch Processing Plant                              Coyote Gas Treating, LLC

     100%       South Texas Pipeline Assets                                Coastal Liquid Partners, L.P.
                o        Houston 8" Pipeline
                o        Hidalgo Terminal/Propane Pipeline
                o        Markham Butane Shuttle
                o        Texas City 6" Pipeline/Terminal
                o        Almeda Fractionator and related leased storage
                         facilities

     100%       Typhoon Gas Gathering System                               ANR Central Gulf Gathering Company, L.L.C.

     100%       Typhoon Oil Gathering System                               El Paso Merchant Energy-Petroleum Company

2. The Seller desires to sell and/or contribute to the Buyer, and the Buyer desires to purchase and/or receive from the Seller, the Seller's beneficial interest in such assets/facilities;

3. To effect such contribution, sale and purchase, the Seller has reorganized the manner in which it holds such beneficial interest to be as follows:

                                                                   Acquired
Beneficial                                                         Company/Acquired     Current Record Owner of
Ownership        Assets/Facilities                                 Asset Owner          Acquired Company
---------        -----------------                                 ----------------     -----------------------

     100%        Chaco Liquids Processing Plant (certain           El Paso New Chaco,        n/a
                 residual interests)                               L.L.C.

     100%        San Juan Basin Gathering System, which includes   El Paso San Juan, L.L.C.  El Paso San Juan Holding
                                                                                             Company, L.P.
                 o        San Juan Gathering System
                 o        Blanco Compression Plant
                 o        Global Compression Plant
                 o        Rattlesnake Treating Plant
                 o        Florida River Compression Facility
                 o        Certain related assets (including
                          wellhead automation telemetry technology)

      50%        Coyote Gulch Processing Plant                     Coyote Gas Treating, LLC  El Paso San Juan, L.L.C.

     100%        South Texas Pipeline Assets                       El Paso South Texas,      El Paso Merchant
                                                                   L.P.                      Energy-Petroleum Company and ANR
                 o        Houston 8" Pipeline                                                Production Company
                 o        Hidalgo Terminal/Propane Pipeline
                 o        Markham Butane Shuttle
                 o        Texas City 6" Pipeline/Terminal
                 o        Almeda Fractionator and related leased
                          storage facilities

     100%        Typhoon Gas Gathering System                      ANR Central Gulf          El Paso Typhoon, Inc.
                                                                   Gathering Company,
                                                                   L.L.C.

     100%        Typhoon Oil Gathering System                      El Paso Merchant                   n/a
                                                                   Energy-Petroleum Company

4. Subject to the terms and conditions set forth in this agreement, the Seller will sell and/or contribute to the Buyer, and the Buyer will purchase and acquire from the Seller, the Seller's beneficial interest in such assets/facilities in a transaction pursuant to which:

         o the Seller would cause the record owners (as of the closing time) of the indicated equity interests in the above referenced acquired entities to transfer record and beneficial ownership of such equity interests to the Buyer (or its designee);

         o the Seller would cause El Paso Merchant Energy-Petroleum Company to transfer 100% of the record and beneficial ownership interest in the Typhoon Oil Gathering System to the Buyer (or its designee);

         o the Seller would cause El Paso New Chaco, L.L.C. to transfer 100% of the record and beneficial interest in the Chaco Plant residual interests as further described below; and

         o the Buyer would pay and issue to the Seller the consideration described in this Agreement.

5. Subsidiaries of the Seller are party to a tolling agreement and lease arrangements with subsidiaries of the Buyer covering the Chaco Liquids Processing Plant, pursuant to which such subsidiaries have (a) the right to purchase the Chaco plant and certain related rights for approximately $77 million and (b) if such right is not exercised, the obligation (among other things) to make a substantial forfeiture payment to the Buyer.

6. The Seller desires to avoid being required to incur the forfeiture payment and the other related obligations; accordingly, the Seller (through its applicable subsidiary) desires to exercise its right to acquire the Chaco plant and such related rights.

7. The Buyer desires (i) to preserve its rights, and realize the relative economics provided, under the lease and tolling arrangements, regardless of whether or not the transactions contemplated by this Agreement are consummated, and (ii) ultimately to acquire and own the Chaco plant and the other rights and interests related thereto as contemplated by this Agreement, which would require
(a) the exercise by the applicable subsidiary of the Seller of its option to purchase the plant under the applicable lease arrangements, (b) the conveyance of title to the plant from the applicable subsidiary of the Buyer to such Seller subsidiary, (c) the repurchase of the plant from such Seller subsidiary and (d) the reconveyance of title to the plant from such Seller subsidiary to a subsidiary of the Buyer, subject to the obligations set forth in the tolling agreement (as amended at closing) and the Repurchase Agreement (defined below).

8. Upon consummation of the transactions contemplated by this Agreement, the Buyer and the Seller desire to cause the transactions described in (a) - (d) in Recital 7 above to have substantively occurred (or to be deemed to have substantively occurred) without the need to make the various technical assignments back and forth between the applicable entities.

         In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    AGREEMENT

         1. Definitions.

         "Acquired Assets Contracts" has the meaning set forth in Section 4(g).

         "Acquired Assets Assignment" means the assignment and assumption agreement in the form of Exhibit D-2.

         "Acquired Assets" means all rights, title and interest in (i) the rights and assets comprising the Typhoon Oil Pipeline and the related facilities, rights of way and other assets existing on Typhoon Oil Pipeline and all rights and assets related to or devised from such assets that are acquired or accrue between the date hereof and the Closing Date, and (ii) the rights and assets owned by New Chaco, substantially all of which ((i) and (ii)) are more particularly described on Exhibit B.

         "Acquired Companies" means ANR Central Gulf, San Juan Co., South Texas Co. and Coyote Gas.

         "Acquired Company Assets" means, excluding the Retained Assets, the San Juan Assets, the South Texas Assets, the Typhoon Gas Pipeline and the Coyote Gas Assets, substantially all of which are more particularly described on Exhibit A.

         "Acquired Company Contracts" has the meaning set forth in Section 4(g).

         "Acquired Company Equity Interests" means the ANR Central Gulf Interest, the San Juan Interest, the South Texas Interest and the Coyote Gas Interest, all of which are being acquired by the Buyer pursuant to this Agreement through the Acquired Company Equity Interests Assignment.

         "Acquired Company Equity Interests Assignment" means the assignment of equity interests in the form of Exhibit D-1.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8), exemplary, special or consequential damages.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that (i) with respect to the Buyer, the term "Affiliate" shall exclude each member of the El Paso Group, (ii) with respect to the Seller, the term "Affiliate" shall exclude each member of the Buyer Group and (iii) the Acquired Companies shall be deemed to be Affiliates (x) prior to the Closing, of the Seller and (y) on and after the Closing, of the Buyer.

          "Agreement" has the meaning set forth in the preface.

         "ANR Central Gulf" means ANR Central Gulf Gathering Company, L.L.C., a Delaware limited liability company.

         "ANR Central Gulf Interest" means a 100% membership interest in ANR Central Gulf.

         "ANR Company" means ANR Pipeline Company, a Delaware corporation.

         "ANR Production" means ANR Production Company, a Delaware corporation.

         "Assumed Obligations" has the meaning set forth in Section 2(f).

         "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have an adverse effect on such Person and would require an expense of such Person in excess of $1,000,000.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Group" means (i) the General Partner, (ii) the Buyer, (iii) each Affiliate of the Buyer in which the Buyer owns (directly or indirectly) an Equity Interest and (iv) each natural person that is an Affiliate of any Person described in (i) - (iii) above solely because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any Person described in (i) - (iii) above, but only to the extent that such natural person is acting in such capacity.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "Buyer Party" means each of (i) the Buyer, (ii) each Affiliate of the Buyer (other than, prior to Closing, the Acquired Companies) in which the Buyer owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iii) immediately after the Closing, each of the Acquired Companies.

         "Cash Purchase Price" means the Purchase Price minus the Series C Unit Amount.

         "CERCLA" has the meaning set forth in Section 4(i).

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Statement" has the meaning set forth in Section 2(e)(i).

         "Coastal Partners" means Coastal Liquids Partners, L.P., a Delaware limited partnership.

         "Coastal Shared Rights of Way" means the rights-of-way, easements, surface leases, fee properties, permits, licenses, franchises or other rights of ingress, egress and use of land used in connection therewith set forth on
Schedule 2(d)(iii)(G), which constitute rights-of-way, easements, surface leases, fee properties, permits, licenses, franchises or other rights of ingress, egress and use of land used in connection therewith associated with, arising out of, or related to the ownership or operation of the South Texas Assets and in which South Texas Co., Coastal Partners or a third party may be granted rights.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated June 28, 2002, by and between El Paso Field Services, L.P. and the Buyer.

         "Construction Costs" means, without duplication, the out-of-pocket construction costs that are capitalized by an Acquired Company (after reimbursement to a member of the Seller Group, if applicable) in accordance with GAAP which are paid or payable by any member of the Seller Group (excluding any Acquired Company) to an un-Affiliated Person to the extent such costs are described on Exhibit E and South Texas Co. receives the benefit related to such costs.

         "Coyote Gas" means Coyote Gas Treating, LLC, a Colorado limited liability company.

         "Coyote Gas Assets" means all of the assets of Coyote Gas.

         "Coyote Gas Interest" means a 50% membership interest in Coyote Gas.

         "Coyote Gas Note" means the Promissory Note made by Coyote Gas dated June 28, 2002 in favor of Field Services in the principal amount of $17.5 million.

         "Coyote Gas Note Assignment" means the assignment of promissory note in the form of Exhibit D-3.

         "Coyote Gas Treating Agreement" means the Gas Compression and Treating Agreement, dated March 30, 1996, between Red Cedar Gathering Company, a Colorado joint venture and Coyote Gas.

         "Delaware LLC Act" means the Delaware Limited Liability Company Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

         "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

         "Delos" means Delos Offshore Company, L.L.C., a Delaware limited liability company.

         "Effective Time" means the point in time immediately following the last day of the calendar month immediately preceding the calendar month in which the Closing occurs.

         "El Paso CGP" means El Paso CGP Company, a Delaware corporation.

         "El Paso Group" means, other than members of the Buyer Group, (i) each Affiliate of the Seller in which the Seller owns (directly or indirectly) an Equity Interest and (ii) each natural person that is an Affiliate of any Person described in (i) above solely because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any Person described in (i) above, but only to the extent that such natural person is acting in such capacity.

         "El Paso Natural Gas" means El Paso Natural Gas Company, a Delaware corporation.

         "El Paso Shared Rights of Way" means the rights-of-way, easements, surface leases, fee properties, permits, licenses, franchises or other rights of ingress, egress and use of land used in connection therewith set forth on
Schedule 2(d)(iii)(F), which constitute rights-of-way, easements, surface leases, fee properties, permits, licenses, franchises or other rights of ingress, egress and use of land used in connection therewith associated with, arising out of, or related to the ownership or operation of the San Juan Assets and in which San Juan Co., El Paso Natural Gas or a third party may be granted rights.

         "El Paso Typhoon" means El Paso Typhoon, Inc., a Delaware corporation.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, purchase or preferential right, right of first refusal, option or other defect in title.

         "Environmental Law" and "Environmental Laws" have the meanings set forth in Section 4(i).

         "EP" has the meaning set forth in the preface.

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Exchange Agreement" has the meaning set forth in Section 9(p).

         "Field Services" means El Paso Field Services, L.P., a Delaware limited partnership.

         "Financial Statements" has the meaning set forth in Section 4(k).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means accounting principles generally accepted in the United States consistently applied.

         "General Partner" means El Paso Energy Partners Company, a Delaware corporation and the general partner of the Buyer.

         "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances, chemicals, gas and wastes that are designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant under any Environmental Law, or which may form the basis for liability under any Environmental Law.

         "Holding" means El Paso Field Services Holding Company, a Delaware corporation.

         "Indebtedness" means, with respect to any Person, to the extent not classified as a current liability, on a consolidated basis, all Obligations of the Person to other Persons for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person and (e) any liability, indebtedness or other Obligation of the Person.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Joint Use Agreement" means one or more agreements reasonably acceptable to both Parties setting forth the Parties rights and obligations with respect to the Shared Rights of Way.

         "Knowledge" means as follows: an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination after due inquiry. A Person other than a natural person shall be deemed to have "Knowledge" of a particular fact or other matter if (i) any natural person who is serving as a director, executive officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee (or any natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of such Person's operations (e.g., the manager of the environmental section with respect to Knowledge of environmental matters), at the time of determination and after due inquiry had Knowledge of such fact or other matter; provided, however, that the Seller shall also be deemed to have Knowledge of any facts or other matters of which a Seller Party, any Acquired Company, ANR Company, El Paso CGP, El Paso Typhoon, Field Services, or Merchant-Energy has Knowledge (as defined above) prior to the Closing Date.

         "Law" or "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Legal Right" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with Coyote Gas or the Coyote Gas Assets (including under any Organizational Documents thereof or any contract, agreement or arrangement related thereto) constitute a violation, termination or breach of, or require any payment under, or cause or permit any termination under, any contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation of or by Coyote Gas or with respect to the Coyote Gas Assets.

         "Maintenance Capital" means the direct, out-of-pocket costs that are capitalized by an Acquired Company in accordance with GAAP that are reasonably incurred by the Buyer or any of its Affiliates directly related to the maintenance or overhaul of the Relevant Assets.

         "Management" means El Paso Field Services Management, Inc., a Delaware corporation.

         "Material Adverse Effect" means, without duplication, any change or effect relating to the Acquired Company Equity Interests, the Relevant Assets or the businesses, operations (financial or otherwise) and properties of the Acquired Companies or relating to the Relevant Assets, taken as a whole, that, individually or in the aggregate with other changes or effects, materially and adversely affects the value of the Acquired Company Equity Interests or the Relevant Assets, taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Maximum Annual Maintenance Reimbursement" means the following amounts:
(i) for the calendar year ending December 31, 2003, $8,112,000; (ii) for the calendar year ending December 31, 2004, $7,634,000; and (ii) for the calendar year ending December 31, 2005, $7,833,000.

         "Merchant-Energy" means El Paso Merchant-Energy Petroleum Company, a Delaware corporation.

         "Minimum Annual Maintenance Capital Amount" means the Maintenance Capital for the following years in the following amounts: (i) for the calendar year ending December 31, 2003, $14,371,000; (ii) for the calendar year ending December 31, 2004, $11,549,000; and (ii) for the calendar year ending December 31, 2005, $10,492,000.

         "New Chaco" means El Paso New Chaco, L.L.C. a Delaware limited liability company.

         "New Chaco Assets" means all of the assets of New Chaco.

         "New Chaco Holding" means El Paso New Chaco Holding Company, L.P., a Delaware limited partnership.

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ordinary Course of Business" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) inchoate, mechanic's, materialmen's, and similar liens; (iii) any inchoate liens or other Encumbrances created pursuant to (1) any operating, farmout, construction, operation and maintenance, co-owners, cotenancy, lease or similar agreements listed on Schedule 1(b) for which amounts are not due or (2) the Organizational Documents of any of the Acquired Companies for which amounts are not due; and (iv) easements, rights-of-way, restrictions and other similar Encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Acquired Companies, the Seller or any of its Affiliates with respect to a Post-Closing Tax Period.

         "Pre-Closing Obligations" means (other than Obligations for which the Buyer Indemnitees are entitled to indemnify under Sections 8(b)(iii) - (ix)) all Obligations associated with, arising out of, or related to the ownership or operation of the Relevant Assets and attributable to the period ending immediately prior to the Closing.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any Acquired Company, the Seller or any of its Affiliates with respect to a Pre-Closing Tax Period.

         "Preferential Rights" has the meaning set forth in Section 4(j).

         "Prime Rate" means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "Proposed Closing Statement" has the meaning set forth in Section 2(e)(i).

         "Purchase Price" means $782 million plus (i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

         "Purchase Price Decreases" means, without duplication, the following:
(i) 100% of the amount, if any, of negative Working Capital of the Acquired Companies other than Coyote Gas, or constituting part of the Acquired Assets, in each case as of the Effective Time, as determined and calculated in accordance with GAAP, (ii) 100% of the amount, if any, of all of the consolidated Indebtedness (other than Indebtedness otherwise included in Working Capital) of the Acquired Companies other than Coyote Gas, or constituting part of the Acquired Assets, in each case as of the Effective Time, (iii) 50% of the amount, if any, of negative Working Capital of Coyote Gas as of the Effective Time, as determined and calculated in accordance with GAAP, (iv) 50% of the amount, if any, of all of the consolidated Indebtedness (other than Indebtedness otherwise included in Working Capital) of Coyote Gas as of the Effective Time, (v) 100% of all distributions made by the Acquired Companies other than Coyote Gas after the Effective Time and (vi) 50% of all distributions made by Coyote Gas after the Effective Time.

         "Purchase Price Increases" means, without duplication, (i) 100% of the amount, if any, of positive Working Capital of the Acquired Companies other than Coyote Gas, or constituting part of the Acquired Assets, in each case as of the Effective Time, as determined and calculated in accordance with GAAP, (ii) 50% of the amount, if any, of positive Working Capital of Coyote Gas as of the Effective Time, as determined and calculated in accordance with GAAP, (iii) 100% of the Construction Costs, if any, incurred from and including June 1, 2002 to, but excluding, the Effective Time, provided, however, that the Purchase Price shall not be increased by more than $49 million pursuant to this sub-section
(iii), regardless of the amount of actual Construction Costs incurred, (iv) 100% of the Construction Costs, if any, incurred from and including the Effective Time to, but excluding, the Closing Date to the extent not reducing the Working Capital of an Acquired Company from and including the Effective Time to, but excluding, the Closing Date and (v) the interest on the Purchase Price from and including the Effective Time to, but excluding, the Closing Date at a rate per annum equal to the Prime Rate plus two percent, calculated on the basis of a year of 365 days.

         "Records" has the meaning set forth in Section 6(d).

         "Registration Rights Agreement" means an agreement substantially in the form of Exhibit I.

         "Relevant Assets" means the Acquired Company Assets and the Acquired Assets, including any assets covered by Section 6(g) .

         "Reorganization Transactions" has the meaning set forth in Section
4(q).

         "Repurchase Agreement" means an agreement substantially in the form of Exhibit K.

         "Retained Assets" means, other than the Relevant Assets, each and every right, title, interest or other asset owned by, or that in any way accrued to the benefit of, any Acquired Company or Seller Party (including their respective successors) prior to the Closing Date, including the rights, title, interests and assets described on Exhibit C.

         "Retained Obligations" means all Obligations, regardless of when such Obligations actually arise or arose, (i) associated with, arising out of, or related to the ownership or operation of the Retained Assets and (ii) other than the Assumed Obligations and any Obligations explicitly set forth on the face of the balance sheet constituting part of the Financial Statements described in
Section 4(k)(i)(B), existing on the Closing Date and not associated with the Relevant Assets.

         "Rights of Way" means any and all rights-of-way, easements, surface leases, fee properties, permits, licenses, franchises or other rights of ingress, egress and use of land associated with, arising out of, or related to the ownership or operation of the Relevant Assets.

         "San Juan Assets" means all the assets of San Juan Co.

         "San Juan Co." means El Paso San Juan, L.L.C., a Delaware limited liability company.

         "San Juan Holding" means El Paso San Juan Holding Company, L.P., a Delaware limited partnership.

         "San Juan Interest" means a 100% membership interest in San Juan Co.

         "SEC" has the meaning set forth in Section 3(b)(vii).

         "SEC Documents" has the meaning set forth in Section 3(b)(vii).

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Seller" has the meaning set forth in the preface.

         "Seller's Disclosure Schedules" is defined in Section 5(g).

         "Seller Indemnitees" means, collectively, the Seller and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "Seller Party" means each of (i) the Seller, (ii) each Affiliate of the Seller (other than, after the Closing, the Acquired Companies) in which the Seller owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iii) up to and through the Closing, each of the Acquired Companies.

         "Series C Unit Amount" means $350 million.

         "Series C Units" means Series C Units representing limited partner interests in the Buyer, which have the terms set forth in Exhibit H.

         "Shared Rights of Way" means all of the Coastal Shared Rights of Way and the El Paso Shared Rights of Way.

         "South Texas 2% LP Interest" means a 2.194% limited partner interest in South Texas Co.

         "South Texas 97% LP Interest" means a 97.002% limited partner interest in South Texas Co.

         "South Texas Assets" means all of the assets of South Texas Co.

         "South Texas Co." means El Paso South Texas, L.P. a Delaware limited partnership.

         "South Texas GP Interest" means a .804% general partner interest in South Texas Co.

         "South Texas Interest" means the South Texas 2% LP Interest, the South Texas 97% LP Interest and the South Texas GP Interest.

         "Spin Down Agreement" means the Agreement to Transfer, dated October 4, 1996 but made effective on January 1, 1996, between El Paso Field Services Company and El Paso Natural Gas, providing for the transfer of field systems and other field assets.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Contracts" has the meaning set forth in Section 4(g).

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Seller or any of its Affiliates maintain covering any Acquired Company or any Relevant Assets with respect to its assets and operations.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to any Relevant Asset.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "Tolling Agreement Amendment" means an agreement substantially in the form of Exhibit J.

         "Transaction Agreements" means this Agreement, the Acquired Assets Assignment, the Acquired Company Equity Interests Assignments, the Joint Use Agreement, the Coyote Note Assignment, the Exchange Agreement (if applicable), the Repurchase Agreement, the Tolling Agreement Amendment and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

         "Typhoon Gas Pipeline" means the 35-mile, 20-inch natural gas pipeline located in the Green Canyon area of the Gulf of Mexico and originating on the Chevron/BHP "Typhoon" platform in Green Canyon Block 237.

         "Typhoon Oil Pipeline" means the 16-mile, 12-inch oil pipeline located in the Green Canyon area of the Gulf of Mexico and originating on the Chevron/BHP "Typhoon" platform in Green Canyon Block 237.

         "Working Capital" means current assets less current liabilities.

         2. The Transactions.

                  (a) Sale and Contribution of Acquired Company Equity Interests and Acquired Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and/or contribute (and, as applicable, agree to cause to be sold and/or contributed to) the Buyer (or its designee(s)) the Acquired Company Equity Interests and all of the rights, title and interest in and to the Acquired Assets, in each case as further set forth in Section 2(b) and free and clear of any Encumbrances other than Permitted Encumbrances, and the Buyer agrees (or agrees to cause its designee(s)) to purchase and accept contribution of the Acquired Company Equity Interests and all of the rights, title and interest in the Acquired Assets, in each case as further set forth in Section 2(b).

                  (b) Consideration. In consideration for the contribution and assignment of the Acquired Company Equity Interests and the Acquired Assets, the Buyer agrees to pay the Seller the cash consideration amounts set forth below, in cash by wire transfer of immediately available federal funds, and to issue 10,937,500 Series C Units to the Seller or its designee(s), in each case as further set forth in this Section 2(b). All cash payments will be made to the Seller, and the Seller will be responsible for allocating and distributing such consideration among any applicable Seller Parties. The Seller will cause the Acquired Company Equity Interests and the Acquired Assets to be contributed and assigned as follows, and the Buyer will pay and issue the Purchase Price as follows:

                           (i) the ANR Central Gulf Interest will be assigned to
                  the Buyer for $52 million of cash; and

                           (ii) the remaining Acquired Company Equity Interests,
                  and the Acquired Assets, will be contributed to the Buyer for
                  (A) an amount of cash equal to (x) the Cash Purchase Price minus (y) $52 million and (B) 10,937,500 Series C Units, representing $350 million of the Purchase Price consideration.

Any adjustment in the Purchase Price associated with Purchase Price Increases or Purchase Price Decreases shall be made in cash and shall not adjust the number of Series C Units issued hereunder.

                  (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, commencing at 10:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

                  (d) Deliveries at the Closing. At the Closing,

                           (i) the Seller shall deliver to the Buyer the various
                  certificates, instruments, and documents referred to in Sections 7(a) and 9(o);

                           (ii) the Buyer shall deliver to the Seller the
                  various certificates, instruments, and documents referred to in Section 7(b);

                           (iii) the Seller shall cause

                                    (A) San Juan Holding to execute and deliver
                           an Acquired Company Equity Interests Assignment with respect to the San Juan Interest,

                                    (B) Merchant-Energy and ANR Production to
                           execute and deliver an Acquired Company Equity Interests Assignment with respect to the South Texas Interest,

                                    (C) El Paso Typhoon to execute and deliver
                           the Acquired Company Equity Interests Assignment with respect to the ANR Central Gulf Interest,

                                    (D) Each of Merchant-Energy and New Chaco to
                           execute and deliver an Acquired Assets Assignment with respect to the Acquired Assets,

                                    (E) Field Services to execute and deliver
                           the Coyote Gas Note Assignment,

                                    (F) El Paso Natural Gas to execute and
                           deliver one or more Joint Use Agreements with respect to the El Paso Shared Rights of Way, and

                                    (G) Coastal Partners to execute and deliver
                           one or more Joint Use Agreements with respect to the Coastal Shared Rights of Way;

                           (iv) the Buyer and the Seller shall execute and
                  deliver the Registration Rights Agreement and the Repurchase Agreement;

                           (v) the Buyer shall cause Delos, and the Seller shall
                  cause New Chaco Holding, to execute and deliver the Tolling Agreement Amendment;

                           (vi) the Buyer shall deliver to the Seller the
                  estimated Purchase Price (consisting of the Cash Purchase Price and 10,937,500 Series C Units) as set forth on the Proposed Closing Statement; and

                           (vii) the Parties shall execute and/or deliver, or
                  cause to be executed and/or delivered, to each other the other Transaction Agreements (including the Exchange Agreement, if applicable).

                  (e) Proposed Closing Statement and Post-Closing Adjustment.

                           (i) On or prior to the Closing Date, the Seller shall
                  cause to be prepared and delivered to the Buyer a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Seller's good faith estimate, including reasonable detail, of the Purchase Price. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(e)(ii), the "Closing Statement").

                           (ii) Upon receipt of the Closing Statement, the Buyer
                  and the Buyer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyer shall deliver to the Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not raise objections within such period, then, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyer's receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller.

                           (iii) If the Purchase Price as set forth on the
                  Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay the Seller in cash the amount of such excess. If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer (or its designee) in cash the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(e)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Buyer's objections thereto pursuant to Section 2(e)(ii)).

                           (iv) Any payments pursuant to this Section 2(e) shall
                  be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. If payment is being made after the fifth business day referred to in Section 2(e)(iii), the amount of the payment to be made pursuant to this Section 2(e) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                           (v) The Buyer shall cooperate in the preparation of
                  the Closing Statement, including providing customary certifications to the Seller, and, if requested, to the Seller's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to
                  Section 2(e)(ii).

                           (vi) Except as set forth in Section 2(e)(ii), each
                  Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

                  (f) Assumed Obligations. On the Closing Date, subject to the other terms and conditions of this Agreement (including the Seller's indemnification obligations in Section 8(b)), the Buyer will assume and will be obligated to fully and timely pay, perform, and discharge in accordance with their terms, the Obligations (the "Assumed Obligations") relating to:

                           (i) any and all Obligations of the Seller Parties
                  under the Acquired Asset Contracts, to the extent existing, arising, accruing or otherwise related to the period on, including and after the Effective Time;

                           (ii) any and all Obligations in any way relating to
                  the abandoning, decommissioning, or removing of any pipelines or facilities constituting any portion of the Acquired Assets or restoring or reconditioning the lands affected thereby; and

                           (iii) any and all Obligations in any way relating to
                  the ownership or operation of the Acquired Assets arising during, related to or otherwise attributable to acts or omissions of the Buyer that occur or are attributable to the period commencing with the Effective Time, including any Obligations covered by Section 6(g).

         3. Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

                           (i) Organization and Good Standing. Seller is an
                  entity duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Seller is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                           (ii) Authorization of Transaction. Each Seller Party
                  has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Seller Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), no Seller Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                           (iii) Noncontravention. Except for prior approval of
                  the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii) neither the execution and delivery of any Transaction Agreement to which Seller is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which any Seller Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets or any of the Relevant Assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Seller or any other Seller Party to consummate the transactions contemplated by such Transaction Agreement.

                           (iv) Brokers' Fees. No Seller Party has any liability
                  or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                           (v) Taxes. To the Knowledge of each Seller Party, the
                  Seller has (i) duly filed all material Tax Returns required to be filed by or with respect to the Seller or its assets or operations with the Internal Revenue Service or other applicable taxing authority, (ii) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to the Buyer or its assets or operations and (iii) made all material deposits required with respect to Taxes. To the Knowledge of each Seller Party, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the Acquired Assets or operations of the Seller, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the Acquired Assets or operations of the Seller has been given by or requested from Seller with respect to any Tax year.

                           (vi) Investment. The Seller is not acquiring the
                  Series C Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Seller is familiar with investments of the nature of the Series C Units, understands that this investment involves substantial risks, has adequately investigated the Buyer and the Series C Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Series C Units, and is able to bear the economic risks of such investment. The Seller has had the opportunity to visit with the Buyer and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Buyer, has received all materials, documents and other information that the Seller deems necessary or advisable to evaluate the Buyer and the Series C Units, and has made its own independent examination, investigation, analysis and evaluation of the Buyer and the Series C Units, including its own estimate of the value of the Series C Units. The Seller has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Buyer) as the Seller deems adequate.

                  (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                           (i) Organization of the Buyer. Each Buyer Party is a
                  limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each Buyer Party is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                           (ii) Authorization of Transaction. Each Buyer Party
                  has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(b)(ii), no Buyer Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement, except for the prior approval of the FTC, if applicable.

                           (iii) Noncontravention. Except for the prior approval
                  of the FTC (if applicable) and filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which such Buyer Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Buyer Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any Buyer Party to consummate the transactions contemplated by such Transaction Agreement.

                           (iv) Brokers' Fees. No Buyer Party has any liability
                  or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                           (v) Investment. The Buyer is not acquiring the
                  Acquired Company Equity Interests or the Relevant Assets with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Buyer is familiar with investments of the nature of the Acquired Company Equity Interests and the Relevant Assets, understands that this investment involves substantial risks, has adequately investigated the Acquired Company Equity Interests and the Relevant Assets, and has substantial Knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests and the Relevant Assets, and is able to bear the economic risks of such investment. The Buyer has had the opportunity to visit with the Seller and their applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies and the Relevant Assets, has received all materials, documents and other information that the Buyer deems necessary or advisable to evaluate the Acquired Companies and the Relevant Assets, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies and the Relevant Assets, including its own estimate of the value of the Acquired Companies and the Relevant Assets. The Buyer has undertaken such due diligence (including a review of the Acquired Assets, properties, liabilities, books, records and contracts of the Acquired Companies and the Relevant Assets) as the Buyer deems adequate.

                           (vi) Series C Units. The issuance of the Series C
                  Units by the Buyer has been duly authorized and approved by all requisite partnership actions, and such Series C Units shall, when issued in consideration for the contribution by the Seller of the Acquired Company Equity Interests (other than the ANR Central Gulf Interest) pursuant to Section 2(b)(ii), be validly issued, fully paid and (except as set forth in Sections 17-303(a) and 17-607 of the Delaware LP Act) non-assessable, and (except as described in the Buyer's limited partnership agreement) will not be subject to any preemptive rights created by statute, the Buyer's organizational documents or any other agreement to which the Buyer is a party or by which the Buyer is bound.

                           (vii) SEC Documents - The Buyer has made available to
                  the Seller a true and complete copy of the Buyer's Form 10-K for 2001, all Form 10-Qs filed by the Buyer during 2002 and all Form 8-Ks filed by the Buyer through the date hereof (the "SEC Documents"). As of their respective dates, (a) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder applicable to the Buyer, and (b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Documents (i) were prepared in accordance with, and complied as to form with, the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and (ii) fairly present, in all material respects, the consolidated financial position of the Buyer and its subsidiaries as of the respective dates thereof and the consolidated results of their operations and their cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments, which individually and in the aggregate, will not materially affect the total net worth shown on, or the results indicated by, such interim financial statements. Except as and to the extent disclosed in the SEC Documents filed prior to the date of this Agreement, there has not been since September 30, 2002, (i) a material adverse change in the business, operations or financial condition of the Buyer or (ii) any significant change by the Buyer or its subsidiaries in their accounting methods, principles or practices.

         4. Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired Companies and Relevant Assets. The Seller hereby represents and warrants to the Buyer as follows (provided, however, that any representation or warranty given in Sections 4(c)-4(g), and 4(i) with respect to the Coyote Gas Assets and the operations of Coyote Gas shall be deemed to be made to the Seller's Knowledge):

                  (a) Organization, Qualification, and Company Power. Each of the Acquired Companies and the Seller Parties (x) is a limited liability company, partnership (limited or general), joint venture or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware, except where the lack of such organization, existence or good standing would not have a Material Adverse Effect; (y) is in good standing under the Laws of the state of Texas and each other jurisdiction which requires qualification, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the lack of such power and authority would not have a Material Adverse Effect.

                  (b) Noncontravention. Except for the need to obtain prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of any Transaction Agreement to which any Seller Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any Law to which any Acquired Company, any of the Acquired Company Equity Interests or any of the Relevant Assets is subject or any provision of the Organizational Documents of any Seller Party or any Acquired Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any Acquired Company, any of the Acquired Company Equity Interests or any of the Relevant Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any Acquired Company, any of the Acquired Company Equity Interests or any of the Relevant Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any Seller Party to consummate the transactions contemplated by such Transaction Agreement.

                  (c) Title to and Condition of Assets.

                           (i) Except to the extent constituting assets or
                  interests ultimately transferred to the Buyer (or its designee) pursuant to Section 6(h) or pursuant to a Joint Use Agreement executed and delivered at Closing, each of Merchant-Energy, New Chaco and the Acquired Companies, respectively, have good, marketable and indefeasible title to all of the Acquired Assets and the Acquired Company Assets, respectively, in each case free and clear of all Encumbrances, except for (a) Permitted Encumbrances and (b) on the date of this Agreement, Encumbrances disclosed in Schedule 4(c)(i). The principal assets constituting the Acquired Company Assets are described on Exhibit A. The principal assets constituting the Acquired Assets are described on Exhibit B. The operations of the Relevant Assets are the only operations reflected in the Financial Statements. When such assets and interests are contributed, sold and transferred, the applicable Acquired Companies (or another designee of the Buyer) will have good, marketable and indefeasible title to all of the assets or interests ultimately transferred pursuant to Section 6(h) or pursuant to a Joint Use Agreement executed and delivered at Closing

                           (ii) To the Seller's Knowledge, except as disclosed
                  in Schedule 4(c)(ii), the Relevant Assets are in good operating condition and repair (normal wear and tear excepted), are free from defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs and the additional Maintenance Capital intended to be incurred pursuant to
                  Section 6(f).

                           (iii) Capitalization of the Acquired Companies.

                                    (A) The capitalization of the Acquired
                           Companies is as follows:

                                             (1) The San Juan Interest
                                    constitutes all of the Equity Interests of San Juan Co. San Juan Holding owns (beneficially and of record) 100% of the San Juan Interest.

                                             (2) The ANR Central Gulf Interest
                                    constitutes all of the Equity Interests of ANR Central Gulf. El Paso Typhoon owns (beneficially and of record) 100% of the ANR Central Gulf Interest.

                                             (3) The South Texas Interest
                                    constitutes all of the Equity Interests of South Texas Co. Merchant-Energy owns (beneficially and of record) 100% of the South Texas 97% LP Interest and 100% of the South Texas GP Interest. ANR Production owns (beneficially and of record) 100% of the South Texas 2% LP Interest.

                                             (4) Notwithstanding anything in the
                                    Organizational Documents of Coyote Gas or any other understandings or agreements, written or oral, to which an Acquired Company or Field Services is a party, the Coyote Gas Interest constitutes 50% of all
                                    (i) Equity Interests, (ii) voting rights and
                                    (iii) economic rights in Coyote Gas. San
                                    Juan Co. owns (beneficially and of record)
                                    100% of the Coyote Gas Interest.

                                    (B) The Seller beneficially owns directly or
                           indirectly 100% of the Seller Parties. The Seller beneficially owns directly or indirectly 100% of the Acquired Company Equity Interests, which includes 100% of the Equity Interests in the Acquired Companies other than Coyote Gas. All of the Acquired Company Equity Interests are uncertificated. The Acquired Company Equity Interests constitute 100% of the issued and outstanding Equity Interests of the Acquired Companies other than Coyote Gas, and have been duly authorized, and are validly issued and fully paid and (except (i) with respect to general partnership and joint venture interests and (ii) as set forth in Sections 17-303(a) and 17-607 of the Delaware LP Act with respect to limited partnership interests) non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws, limited partnership Laws, partnership and joint venture Laws and general corporation Laws of the Acquired Companies' jurisdiction of formation, and as created by the Acquired Companies' Organizational Documents,
                           (x) the Acquired Company Equity Interests are held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any Acquired Company. No Seller Party is party to any voting trusts, proxies, or other agreements or understandings with respect to voting any Equity Interest of any Acquired Company. Other than as disclosed in Schedule 4(c)(i), neither the Organizational Documents of Coyote Gas nor any other understandings or agreements, written or oral, to which an Acquired Company or Field Services is a party contain any Encumbrances on or Commitments with respect to the Coyote Gas Interest.

                                    (C) After the consummation of the
                           transactions contemplated in this Agreement, the Buyer shall own, directly or indirectly, 100% of the Acquired Company Equity Interests, which includes 100% of the Equity Interests in the Acquired Companies other than Coyote Gas, and 100% of the Acquired Company Assets other than the Coyote Gas Assets, in which the Buyer will acquire beneficial ownership of 50%.

                           (iv) Acquired Company Asset Ownership. Other than the
                  Coyote Gas Interest, no Acquired Company owns (and the Acquired Assets do not include) an Equity Interest in any Person. There are no Commitments with respect to an Equity Interest in any Acquired Company. The Acquired Companies own no other assets other than the Acquired Company Assets, and have no operations or

                  Obligations other than those directly related to the Acquired Company Assets or explicitly set forth on Schedule 4(k)(ii).

                           (v) Encumbrances for Borrowed Money. Except as set
                  forth on Schedule 4(c)(v), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect), or Encumbrances which are secured by or constitute an Encumbrance on the Relevant Assets.

                  (d) Material Change. Except for the Reorganization Transactions and as set forth in Schedule 4(d), since December 31, 2001 (and except as expressly set forth in the Financial Statements):

                           (i) there has not been any Material Adverse Effect;

                           (ii) the Relevant Assets have been operated and
                  maintained in the Ordinary Course of Business;

                           (iii) there has not been any damage, destruction or
                  loss to any portion of the Relevant Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

                           (iv) there has been no purchase, sale or lease of any
                  material asset included in the Relevant Assets;

                           (v) there has been no actual, pending, or, to the
                  Seller's Knowledge, threatened change affecting any of the Relevant Assets with any customers, licensors, suppliers, distributors or sales representatives of any Seller Party, except for changes that do not have a Material Adverse Effect;

                           (vi) there has been no (x) amendment or modification
                  in any material respect to any Subject Contract or any other contract or agreement material to the Relevant Assets, or (y) termination of any Subject Contract or any other contract or agreement material to the Relevant Assets before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business; and

                           (vii) there is no contract, commitment or agreement
                  to do any of the foregoing, except as expressly permitted hereby.

                  (e) Legal Compliance. Each Seller Party, with respect to the Relevant Assets, and each Acquired Company, has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Seller makes no representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(f) and 4(i), respectively.

                  (f) Tax Matters. Except as set forth in Schedule 4(f) or as would not have a

Material Adverse Effect, the Seller, its Affiliates and the Acquired Companies have filed all Tax Returns with respect to the Relevant Assets that they were required to file and such Tax Returns are accurate in all material respects. All Taxes shown as due by any Acquired Company or with respect to the Relevant Assets on any such Tax Returns have been paid. Additionally, there is no dispute or claim concerning any Tax liability of the Seller, its Affiliates or the Acquired Companies related to the Relevant Assets claimed or raised in writing by any Governmental Authority.

                  (g) Contracts and Commitments. Except for contracts entered into after the date hereof as permitted pursuant to Section 5(c)(v), Schedule 4(g)(i) contains a list of the contracts, agreements, licenses, permits and other documents and instruments to which any Acquired Company is a party or otherwise constituting part of the Acquired Company Assets (the "Acquired Company Contracts") or constituting any portion of the Acquired Assets (the "Acquired Asset Contracts," and, together with the Acquired Company Contracts, the "Subject Contracts"), and each such Subject Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. Schedule 4(g)(ii) contains a list of the Rights of Way. The Subject Contracts, together with the Rights of Way, the Joint Use Agreements executed and delivered at Closing and the agreements transferring rights and interests to the Buyer pursuant to Section 6(h), constitute all of the material contracts, agreements, rights of way, licenses, permits, and other documents and instruments necessary for the operation and business of the Acquired Companies and the Relevant Assets, as applicable, in order to generate the financial results set forth in the Financial Statements. The Seller Parties have performed all material obligations required to be performed by them to date under the Subject Contracts and the Rights of Way, and are not in default under any obligation of any such contract or right-of-way, except when such default would not have a Material Adverse Effect. To the Seller's Knowledge, no other party to any Subject Contract is in default thereunder. No Acquired Company, Seller Party or Affiliate of any Seller Party has made any promise (whether in any Organizational Documents or otherwise, and whether written or oral) to contribute cash or property to or to perform services for Coyote Gas.

                  (h) Litigation.

                           (i) Schedule 4(h) sets forth each instance in which
                  any Acquired Company or any of the Relevant Assets (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Seller's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

                           (ii) No Seller Party has Knowledge of any Basis for
                  any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of them giving rise to any Obligation to which any Acquired Company or any of the Relevant Assets would be subject.

                  (i) Environmental Matters. Except as set forth in Schedule
4(i):

                           (i) The Seller, with respect to the Relevant Assets,
                  has been in compliance with all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto (collectively, the "Environmental Laws" and individually an "Environmental Law"), except, in the case of each of (a), (b) and (c), for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                           (ii) The Seller has obtained all permits, licenses,
                  franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and have made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Relevant Assets as they are presently operated, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect. Schedule 4(i)(ii) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating the Relevant Assets and the Acquired Companies' businesses as they are presently operated (except with respect to the Retained Assets), each of which is held in the name of the appropriate Seller Party as indicated on such schedule.

                           (iii) Except as would not have a Material Adverse
                  Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against any Seller with respect to the Relevant Assets and the Seller has not received notice of any of the foregoing and (y) no Acquired Company, and none of the Relevant Assets, is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                           (iv) The Seller has not received any written notice
                  that it, with respect to the Relevant Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                           (v) All Hazardous Substances or solid wastes
                  generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Seller or the conduct of the Seller, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws.

The Seller makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i). For purposes of this Section 4(i), each reference to the Seller or the Seller Parties shall be deemed to include the Seller Parties and their Affiliates.

                  (j) Preferential Purchase Rights; Transferability of Coyote Gas Interest. Except as set forth on Schedule 4(j), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Equity Interest in any Acquired Company, or any of the Relevant Assets, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement ("Preferential Rights"). Except as set forth on Schedule 4(j), there are no restrictions on the transfer of the Coyote Gas Interest to a third party and no Acquired Company, Seller Party or Affiliate of any Seller Party has agreed (whether in any Organizational Documents or otherwise, and whether written or oral) to any such restrictions on transfer of the Coyote Gas Interest.

                  (k) Financial Statements.

                           (i) Buyer's Current Reports on Form 8-K filed with
                  the Securities and Exchange Commission (A) on August 12, 2002 set forth audited combined and consolidated financial statements covering the ownership and operation of the Acquired Companies and the ownership and operation of the Relevant Assets as of, and for the twelve month periods ended, December 31, 2001, December 31, 2000 and December 31, 1999 and
                  (B) on October 10, 2002 set forth unaudited combined and consolidated financial statements covering the ownership and operation of the Acquired Companies and the ownership and operation of the Relevant Assets as of, and for the six month periods ended, June 30, 2002 and June 30, 2001 (the financial statements described in (A) and (B) collectively, the "Financial Statements").

                           (ii) (A) The Financial Statements were prepared in
                  accordance with GAAP (except as expressly set forth therein and, with respect to the Financial Statements described in
                  Section 4(k)(i)(B), for the absence of footnotes) and fairly present, in all material respects, the financial position and income associated with the ownership and operation of the Acquired Companies and Relevant Assets as of the dates and for the periods indicated; (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein and, with respect to the Financial Statements described in
                  Section 4(k)(i)(B), for the absence of footnotes, and normal year-end adjustments); (C) none of the Acquired Companies has, and none of the Relevant Assets are subject to, any Obligations other than those reflected in the Financial Statements; and (D) all Assumed Obligations are reflected in the Financial Statements.

                  (l) Employee Matters. No Acquired Company has any employees.

                  (m) Prohibited Events. Except for the Reorganization Transactions, none of the matters described in Section 5(c) have occurred since December 31, 2001.

                  (n) Regulatory Matters. No Seller Party or Acquired Company is
(i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Except as set forth on Schedule 4(n), none of the Relevant Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

                  (o) Intercompany Transactions. Each outstanding receivable, payable and other intercompany transaction and arrangement between the Seller or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, (including hydrocarbon imbalances existing on the date of this Agreement) existing on the Closing Date is listed on Schedule 4(o).

                  (p) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Relevant Assets and the officers and employees of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY, (iii) THEIR FITNESS

FOR ANY PARTICULAR PURPOSE, (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY RELEVANT ASSETS (OTHER THAN RETAINED ASSETS) ARE YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

                  (q) Reorganization Transactions. The transactions described on Exhibit F (the "Reorganization Transactions") occurred as and when described on such Exhibit.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

                  (a) General. The Buyer shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Seller's conditions to closing in Section 7(b). The Seller shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Buyer's conditions to closing in
Section 7(a).

                  (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), and 3(b)(iii) including the corresponding Schedules, so as to permit the Closing to occur not later than 10:00 a.m. (Houston time) on November 29, 2002. Without limiting the generality of the foregoing, the Parties agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 10:00 a.m. (Houston time) on November 29, 2002; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

                  (c) Operation of Business. The Seller shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or (to the extent any Seller Party or its Affiliate has the Legal Right) permit any Acquired Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or, with respect to the Relevant Assets, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or Schedule 5(c), the Seller shall not, and shall not cause or (to the extent any Seller Party has the Legal Right) permit any Acquired Company to, do any of the following:

                           (i) issue, sell, pledge, dispose of, grant, encumber,
                  or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any Acquired Company or any Commitments with respect to any Equity Interest of any Acquired Company;

                           (ii) cause or allow any part of the Acquired Company
                  Equity Interests or the Relevant Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(c);

                           (iii) amend in any material respect any Subject
                  Contract material to the Relevant Assets or any Acquired Company (including any Acquired Company's Organizational Documents) or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement expires in accordance with its terms in the Ordinary Course of Business;

                           (iv) except as required by Law, make, change or
                  revoke any Tax election relevant to any Acquired Company or Relevant Asset;

                           (v) (A) acquire (including by merger, consolidation
                  or acquisition of Equity Interest or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for intercompany borrowing among the Acquired Companies in the Ordinary Course of Business; (C) except for the Retained Assets, sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this Section 5(c)(v) or (except for contracts with aggregate Obligations of the applicable Acquired Company not in excess of $10,000) otherwise not in the Ordinary Course of Business; provided that notwithstanding any provision of this Agreement, if the Buyer expressly consents in writing (x) each Acquired Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business) so long as such dividends and/or distributions are reflected as a Purchase Price Decrease, where appropriate, and (y) each Acquired Company may make or incur capital expenditures in accordance with the terms of its Organizational Documents and the capital expenditures budget set forth on Schedule 5(c)(v);

                           (vi) change any Acquired Company's accounting
                  practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by its Equity Interest holders, consistent with its Organizational Documents; or

                           (vii) initiate or settle any litigation, complaint,
                  rate filing or administrative proceeding.

                  (d) Intercompany Transactions. All outstanding receivables, payables and other intercompany transactions and arrangements between the Seller or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, shall remain in full force and effect through and after the Closing.

                  (e) Full Access. To the extent they have the Legal Right, the Seller shall permit, and shall cause their Affiliates to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to any Acquired Company or any of the Relevant Assets.

                  (f) Liens and Encumbrances. Prior to the Closing, the Seller shall obtain releases of all liens and other Encumbrances disclosed in Schedule 4(c)(i), without any post-Closing liability or expense to any Acquired Company, Acquired Company Asset, Acquired Asset or any Buyer Party, and shall provide proof of such releases to the Buyer at the Closing.

                  (g) Notice of Developments. The Seller will give prompt written notice to the Buyer and supplement or amend Seller's disclosure schedules attached hereto ("Seller's Disclosure Schedules") with respect to any applicable development occurring after the date of this Agreement, or any applicable item about which the Seller did not have Knowledge on the date of this Agreement. The Seller will also promptly supplement Schedule 4(g)(i) with respect to any contract entered into after the date hereof pursuant to Section 5(c)(v). The Buyer will give prompt written notice to the Seller of any applicable development (including any actual or anticipated breach or violation of any representation, warranty or covenant herein) occurring after the date of this Agreement, or any applicable item about which the Buyer did not have Knowledge on the date of this Agreement.

         6. Post-Closing Covenants. The Parties agree as follows:

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8). As an example, the Buyer will (at the Seller's cost and expense) reasonably cooperate with the Seller to utilize any powers of eminent domain, condemnation or other authority that the Buyer or any of its subsidiaries have to obtain or maintain any Rights of Way or other rights described in Section 8(b)(viii). The Seller shall obtain (at their expense) all governmental consents necessary in connection with the transfer of title to the Rights of Way associated with the San Juan Assets from EPNG ultimately to San Juan Co. (as successor in interest to Field Services).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any Acquired Company or the Relevant Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

                  (c) Surety Bonds; Guarantees. The Buyer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by the Seller or any of its Affiliates in connection with the Acquired Companies or the Relevant Assets, including the surety bonds and guarantees listed on
Schedule 6(c). The Buyer and the Seller shall cooperate to effect all such substitutions and the Buyer shall indemnify and hold the Seller harmless from and against any Adverse Consequences (including the costs to the Seller of maintaining such surety bonds and guarantees) arising from the failure of the Buyer to be so substituted. The Buyer shall use commercially reasonable efforts to obtain a release of the Seller from any surety or guaranty obligations with respect to the Acquired Companies or the Relevant Assets.

                  (d) Delivery and Retention of Records. On or promptly after the Closing Date, the Seller shall deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies or the Relevant Assets that are in the possession or control of the Seller (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

                  (e) Assignment of Rights. The Seller will assign and will cause its Affiliates to assign, upon the Buyer's request, any and all rights (including claims) of the Seller or its Affiliates relating to any of the Relevant Assets under any agreement (including the Spin Down Agreement and all indemnification rights to the benefit of the Seller or its Affiliates arising therefrom) pursuant to which the Seller or any of its Affiliates purchased or otherwise acquired any of the Relevant Assets, all of which agreements are listed on Schedule 6(e).

                  (f) Maintenance Capital.

                           (i) With respect to the calendar years 2003, 2004 and
                  2005, within 15 days following the end of each calendar month, the Buyer shall cause to be prepared and delivered to the Seller a statement, including reasonable detail, of the Maintenance Capital incurred (paid or payable) by the Buyer or any of its Affiliates for the immediately preceding month (such statement, as it may be adjusted pursuant to Section 6(f)(ii) (the "Maintenance Capital Statement").

                           (ii) Within 10 days of receipt of the Maintenance
                  Capital Statement, the Seller shall deliver to the Buyer a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Maintenance Capital Statement. If the Seller does not raise objections within such period, then, the Maintenance Capital Statement shall become final and binding upon all Parties at the end of such 10 day period. If the Seller raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 10 days after the Buyer's receipt of the Seller's objection to the Maintenance Capital Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller.

                           (iii) If the aggregate Maintenance Capital incurred
                  (paid or payable) by the Buyer or any of its Affiliates for a calendar year exceeds the Minimum Annual Capital Maintenance Amount for such year, the Seller shall pay to the Buyer (or its designee) the amount of such excess; provided that Seller's payment obligations with respect to Maintenance Capital incurred (paid or payable) by the Buyer or any of its Affiliates shall not exceed the Maximum Annual Maintenance Reimbursement for the relevant year. Any amount to be paid by the Seller to the Buyer shall be paid in the manner and with interest as provided in Section 6(f)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Maintenance Capital Statement or the resolution of the Buyer's objections thereto pursuant to
                  Section 2.

                           (iv) Any payments pursuant to this Section 6(f) shall
                  be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer as may be designated by the Buyer. If payment is being made after the fifth business day referred to in Section 6(f)(iii), the amount of the payment to be made pursuant to this Section 6(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                           (v) Except as set forth in Section 6(f)(ii), each
                  Party shall bear its own expenses incurred in connection with the preparation and review of the Maintenance Capital Statement.

                           (vi) To the extent that in any year the Seller pays
                  to the Buyer (or to its designee) any amount under Section 6(f)(iii) with respect to amounts payable by the Buyer or any of its Affiliates, and neither the Buyer nor any of its Affiliates actually pays such amount within the succeeding calendar year, the Buyer will promptly reimburse the Seller such amount.

                  (g) Inadvertent Exclusions. With respect to any assets which were intended by both Parties to be Relevant Assets (and which have been used and operated by the Buyer or its Affiliates, or finally determined by Governmental Authority to have been used and operated by the Buyer or the Affiliates, as though they were owned by the Buyer or its Affiliates after Closing) but were unintentionally excluded from Exhibit A or Exhibit B, the Parties hereby agree to do all things necessary and appropriate to effect the sale and conveyance of such asset to Buyer (or its designees) as promptly as possible after Closing. In such event, this Agreement shall be read and interpreted as if such omitted asset was included in the definition of Relevant Asset from the date hereof, including application of Article 8 with respect to the Seller's indemnification obligations (and limitations thereon), with respect thereto.

                  (h) Post-Closing Right-of-Way Matters. To the extent that the Seller or any of its Affiliates owns any right-of-way, easement, surface lease, fee property, permit, license, franchise or other right of ingress, egress and use of land used in connection therewith necessary or appropriate for the ownership and/or operation of any Relevant Asset, the Seller shall, or shall cause such Affiliate to, within 60 days after Closing, provide to the Buyer or its designee (whether through execution and delivery of a Joint Use Agreement or another document reasonably acceptable to both Parties) all rights owned by the Seller or any of its Affiliates necessary for the Buyer and its Affiliates to continue the ownership and operation of the Relevant Assets without violating any Law or violating the rights of (or giving rise to any termination right or other Obligation in favor of) any landowner or other Person.

         7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the Seller
                  contained in Sections 3(a) and 4 must be true and correct in all respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except where all breaches of such representations and warranties would (or reasonably could be expected to) result in Adverse Consequences of less than $5 million in the aggregate;

                           (ii) the Seller must have performed and complied in
                  all respects with its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value), except where all breaches of such covenants would (or reasonably could be expected to) result in Adverse Consequences of less than $5 million in the aggregate;

                           (iii) there must not be any injunction, judgment,
                  order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                           (iv) the Seller must have obtained all material
                  Governmental Authority and third party consents, including any material consents specified in Sections 3(a)(ii), 3(a)(iii), and 4(b) and including the corresponding Schedules;

                           (v) the FTC must have approved the transactions
                  contemplated hereunder;

                           (vi) the Buyer shall have received net proceeds in an
                  amount at least equal to the Cash Purchase Price plus all costs and expenses incurred by Buyer and its Affiliates or otherwise relating to the acquisition and financing contemplated by this Agreement from any source of financing (other than the Series C Units) acceptable to the Buyer in its sole discretion, at a price and on other terms satisfactory to the Buyer;

                           (vii) the Board of Directors of the General Partner
                  shall have received a fairness opinion acceptable to such Board (in its sole discretion) from UBS Warburg LLC or any other financial advisor acceptable to such Board (in its sole discretion) (A) with respect to the transactions contemplated herein and (B) with respect to the issuance and valuation of the Series C Units;

                           (viii) the transactions contemplated herein
                  (including the issuance of the Series C Units) shall have been approved by at least a majority of the members of each of (1) of the Board of Directors of the General Partner, (2) the independent members of the Board of Directors of the General Partner and (3) the Special Committee of the Board of Directors of the General Partner responsible for reviewing such transactions;

                           (ix) the applicable subsidiary of the Seller shall
                  have assigned to the Buyer all of its right, title and interest in and to the Coyote Gas Note;

                           (x) the Seller must have delivered to the Buyer
                  certified copies of the Organizational Documents of each of the Acquired Companies; and

                           (xi) the Seller must have delivered to the Buyer a
                  certificate to the effect that each of the conditions specified in Sections 7(a)(i)-(x) is satisfied in all respects.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

                  (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the Buyer
                  contained in Section 3(b) must be true and correct in all respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except where all breaches of such representations and warranties would (or reasonably could be expected to) result in Adverse Consequences of less than $5 million in the aggregate;

                           (ii) the Buyer must have performed and complied in
                  all respects with each of its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value), except where all breaches of such covenants would (or reasonably could be expected to) result in Adverse Consequences of less than $5 million in the aggregate;

                           (iii) there must not be any injunction, judgment,
                  order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                           (iv) the Seller must have obtained all material
                  Governmental Authority and third party consents, including material consents specified in Sections 3(a)(ii), 3(a)(iii), and 4(b) and including the corresponding Schedules;

                           (v) the Board of Directors of the Seller shall have
                  received a fairness opinion acceptable to such Board (in its sole discretion) from Deutsche Bank or any other financial advisor acceptable to such Board (in its sole discretion) with respect to the transactions contemplated herein;

                           (vi) the transactions contemplated herein shall have
                  been approved by at least a majority of the members of the Board of Directors of EP;

                           (vii) the FTC must have approved the transactions
                  contemplated hereunder;

                           (viii) the Buyer must have delivered to the Seller a
                  certificate to the effect that each of the conditions specified in Section 7(b)(i)-(vii) is satisfied in all respects; and

                           (ix) all matters arising after the date hereof that
                  are disclosed pursuant to supplements or amendments to Seller's Disclosure Schedules (other than supplements disclosing contracts permitted under Section 5(c)(v)) must not cause (or reasonably be expected to cause) Buyer and its Affiliates to suffer Adverse Consequences of more than $10 million if Closing were to occur.

         The Seller may waive any condition specified in this Section 7(b) if they execute a writing so stating at or before the Closing.

                  (c) Effect of Supplements to Schedules. For the purpose of determining whether the conditions set forth in this Section 7 have been fulfilled, the Seller's Disclosure Schedules shall be deemed to include all information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if all matters arising after the date hereof that are disclosed pursuant to such supplements or amendments would cause (or reasonably could be expected to cause) Buyer to suffer Adverse Consequences of less than $1 million, the existence of such matters, by themselves, shall not constitute a breach of Section 7(a)(i).

         8. Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties. (i) All of the representations and warranties of the Seller contained in Sections 3 and 4 (other than Sections 4(c)(i) (Title to Assets), 4(c)(ii) (Condition of Assets), 4(c)(iii) (Capitalization), 4(f) (Tax Matters) and 4(h)(ii) (Unasserted Claims) shall survive the Closing hereunder for a period of two years after the Closing Date; (ii) the representations and warranties of the Seller contained in Sections 4(c)(i) (Title to Assets) and 4(c)(ii) (Condition of Assets) shall survive the Closing for a period of three years after the Closing Date; (iii) the representations and warranties of the Seller contained in Section 4(c)(iii) (Capitalization) shall survive the Closing forever; (iv) the representations and warranties of the Seller contained in Section 4(f) (Tax Matters) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until 90 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim, and (v) the representations and warranties of the Seller contained in Section 4(h)(ii) (Unasserted Claims) shall survive the Closing for a period of one year after the Closing Date. The representations and warranties of the Buyer contained in Section 3(b) shall survive the Closing for a period of two years after the Closing Date. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement (other than Sections 8(b)(iv) (Undisclosed Environmental Liabilities) and

8(b)(vi) (Litigation)) shall survive the Closing forever. The covenants and obligations contained in Section 8(b)(iv) (Undisclosed Environmental Liabilities) shall survive the Closing for a period of three years after the Closing Date. The covenants and obligations contained in Section 8(b)(vi) (Litigation) shall survive the Closing until 90 days after the expiration of the statute of limitations applicable to the applicable claim.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) General Representations and Warranties. In the
                  event: (x) any of the representations or warranties of the Seller is breached (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value contained herein (other than a representation or warranty contained in Section 4(c)(iii) (Capitalization) or 4(f) (Tax Matters), which are covered by Section 8(b)(ii), for which an aggregate deductible or aggregate ceiling set forth in this subsection will not apply); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then the Seller agrees to release, indemnify and hold harmless the Buyer Indemnitees from and against any Adverse Consequences suffered by the Buyer Indemnitees by reason of all such breaches; provided, that the Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any such Adverse Consequences by reason of all such breaches
                  (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible amount equal to 1% of the Purchase Price, except with respect to breaches of Section 4(c)(i) (Title to Assets), in which case the deductible amount shall be 0.1% of the Purchase Price, (after which point the Seller shall be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all such breaches exceeds an aggregate ceiling amount equal to 50% of the Purchase Price (after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                           (ii) Covenants and Obligations and Other
                  Representations and Warranties. In the event: (x) any of the covenants or obligations of the Seller in Sections 2 or 6 or any other covenants or obligations of the Seller in this Agreement or any representation or warranty of the Seller contained in Sections 4(c)(iii) (Capitalization) or 4(f) (Tax Matters) are breached (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then (subject to the limitations in Section 8(b)(xi) with respect to Sections 4(c)(iii) (Capitalization) and 4(f) (Tax Matters)) the

                  Seller agrees to release, indemnify and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees.

                           (iii) ERISA. Subject to the limitations in Section
                  8(b)(xi), the Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences resulting by reason of (a) joint and several liability with the Seller arising by reason of having been required to be aggregated with the Seller under Section 414(o) of the Code, or having been under "common control" with the Seller, within the meaning of Section 4001(a)(14) of ERISA.

                           (iv) Undisclosed Environmental Liabilities.
                  Notwithstanding anything in this Agreement to the contrary and subject to the limitations in Section 8(b)(xi), in the event:
                  (x) there is an applicable survival period pursuant to Section 8(a) and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within such survival period, then the Seller agrees to release, indemnify and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees with respect to, any environmental condition, claim or loss with respect to any Acquired Company or any of the Relevant Assets arising as a result of events occurring on or prior to the Effective Time, other than the matters covered by Section 8(b)(v) (Specified Environmental Liabilities).

                           (v) Specified Environmental Liabilities.
                  Notwithstanding anything in this Agreement to the contrary and subject to the limitations in Section 8(b)(xi) (and in addition to Section 8(b)(iv) (Undisclosed Environmental Liabilities)), in the event the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g), then the Seller agrees to release, indemnify and hold harmless the Buyer Indemnitees, from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees with respect to, any environmental condition, claim or loss with respect to any Acquired Company or any of the Relevant Assets arising as a result of events occurring on or prior to the Effective Time and disclosed on Schedule 4(i).

                           (vi) Litigation. Subject to the limitations in
                  Section 8(b)(xi), in the event: (x) there is an applicable survival period pursuant to Section 8(a) and (y) the Buyer makes a written claim for indemnification against the Seller within such survival period, then the Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences suffered by the Buyer Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, relating to any Acquired Company or any of the Relevant Assets on the Closing Date, including the matters listed on Schedule 4(h).

                           (vii) Reorganization Transactions. The Seller shall
                  release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences arising as a result of any of the Reorganization Transactions, including any Adverse Consequences incurred by South Texas Co. and San Juan Co. under their respective agreements and plans of merger entered into in the Reorganization Transactions.

                           (viii) South Texas Rights of Way. Subject to the
                  limitations in Section 8(b)(xi), to the extent that the Relevant Assets and the Joint Use Agreements executed at Closing do not include all Rights of Way and other rights necessary for the Buyer and its subsidiaries to operate the assets of South Texas Co. without violating any Law or violating the rights of (or giving rise to any termination right or other Obligation in favor of) any landowner or other Person, the Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences arising as a result thereof.

                           (ix) Coyote Gas Matters. Subject to the limitations
                  in Section 8(b)(xi), to the extent that (A) the Coyote Gas Interest does not constitute 50% of all Equity Interests, voting rights and economic rights in Coyote Gas, (B) any Encumbrances, other than Permitted Encumbrances, exist with respect to the Coyote Gas Interest or (C) any Acquired Company, Seller Party or Affiliate thereof has made any promise (whether in any Organizational Documents or otherwise, and whether written or oral) to contribute cash or property to or to perform services for Coyote Gas, the Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences arising as a result thereof.

                           (x) Retained and Pre-Closing Obligations. (A) The
                  Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences with respect to the Retained Obligations, including any Tax attributable thereto. (B) The Seller shall release, indemnify and hold harmless the Buyer Indemnitees against any and all Adverse Consequences with respect to the Pre-Closing Obligations; provided, however, that the Seller shall not have any obligation to indemnify any Buyer Indemnified Party against any and all Adverse Consequences with respect to the Pre-Closing Obligations to the extent that the Seller's aggregate payments with respect to such Pre-Closing Obligations would exceed the fair market value (at the time such indemnity is due) of the relevant Acquired Company or Acquired Asset acquirer, or its successor, subject to such claim.

                           (xi) Notwithstanding anything to the contrary
                  contained in Sections 8(b)(i)-(ix), and except with respect to the Seller's indemnity obligations under Section 8(b)(ii) (other than with respect to Sections 4(c)(iii) (Capitalization) or 4(f) (Tax Matters)), Section 8(b)(x) (Retained and Pre-Closing Obligations) and Section 8(b)(vii) (Reorganization Transactions), the Seller shall not have any obligation to indemnify any Buyer Indemnified Party under this Agreement to the extent that the payment thereof would cause the Seller's aggregate indemnity payments under this Agreement to exceed 100% of the Purchase Price. The Seller's indemnity obligations under Section 8(b)(ii) (other than with respect to Sections 4(c)(iii) (Capitalization) or 4(f) (Tax Matters)), Section 8(b)(x) (Retained and Pre-Closing Obligations) and Section 8(b)(vii) (Reorganization Transactions) are only subject to the limitations (if any) set forth in their respective subsections.

                           (xii) To the extent any Buyer Indemnitee becomes
                  liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Seller of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this
                  Section 8.

                           (xiii) Except for the rights of indemnification
                  provided in this Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller arising from any breach by the Seller of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

                  (c) Indemnification Provisions for Benefit of the Seller.

                           (i) In the event: (x) the Buyer breaches any of its
                  representations, warranties or covenants contained herein (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) within such survival period, then the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by such Seller Indemnitees by reason of all such breaches.

                           (ii) Except to the extent the Seller is obligated to
                  indemnify Buyer pursuant to Section 8(b), the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against the entirety of any Adverse Consequences relating to (A) the Assumed Obligations and (b) the ownership and operation of each Acquired Company and each Relevant Asset (including those arising during, related to or otherwise attributable to the period commencing with the Effective
                  Time).

                           (iii) To the extent any Seller Indemnitee becomes
                  liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller

                  Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                           (iv) Except for the rights of indemnification
                  provided in this Section 8, the Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                           (ii) The Indemnifying Party shall have the right to
                  assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iii) Unless and until the Indemnifying Party assumes
                  the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                           (iv) In no event shall the Indemnified Party consent
                  to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

                  (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

                  (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9, shall be made in cash and treated as purchase price adjustments for Tax purposes.

         9. Tax Matters.

                  (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Relevant Assets or the Acquired Companies. The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

                  (b) Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Relevant Assets or Acquired Companies. The Seller shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

                  (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Relevant Assets and the Acquired Companies related to the portion of any Straddle Period occurring after the Closing Date. The Seller shall be responsible for Taxes of the Relevant Assets and the Acquired Companies relating to the portion of any Straddle Period occurring before and on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes with respect to the Relevant Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Relevant Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Relevant Assets and the Acquired Companies for each partial period as determined from their books and records.

                  (d) Straddle Returns. The Buyer shall prepare any Straddle Returns. The Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller. Within 10 days after such payment, the Seller and the Buyer shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

                  (e) Claims for Refund. The Buyer shall not, and shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Relevant Assets and the Acquired Companies for whole or partial taxable periods on or before the Closing Date.

                  (f) Indemnification. The Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Relevant Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Seller agrees to indemnify the Buyer against all Taxes of or with respect to the Relevant Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date, and the Buyer Parties against all Taxes of or with respect to the Retained Assets, and all Taxes arising directly as a result of the Reorganization Transactions.

                  (g) Cooperation on Tax Matters.

                           (i) The Buyer and the Seller shall cooperate fully,
                  as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this
                  Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                           (ii) The Buyer and the Seller further agree, upon
                  request, to use their Best Efforts to obtain any certificate or other document from any Governmental

                  Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                           (iii) The Buyer and the Seller agree, upon request,
                  to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (h) Certain Taxes. The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, pay the related Tax, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Seller, on or before the date such payments are due from the Seller, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (but not with respect to the Reorganization Transactions).

                  (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

                  (j) Audits. The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Relevant Assets or the Acquired Companies for whole or partial periods for which it is indemnified by any other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has Knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then
(I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

        (k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

                  (l) Powers of Attorney. The Buyer, the Acquired Companies and their respective Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

                  (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

                  (n) Purchase Price Allocation. The Seller and the Buyer agree that the actual Purchase Price allocable to the Relevant Assets shall be allocated to the Relevant Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Seller within ninety (90) days after the Closing Date, agree to allocate the Purchase Price (as adjusted pursuant to this Agreement) and any Assumed Obligations among the Relevant Assets. The Seller and the Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. The Seller and the Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section
1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within 10 days prior to the filing of such form with the Internal Revenue Service.

                  (o) Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate, in the form of Exhibit G, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

                  (p) Like Kind Exchanges. Each of the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated herein to qualify in whole or in part as a "like-kind exchange" pursuant to Section 1031 of the Code. Each of the Buyer and the Seller agree to indemnify the other Party against any and all costs and expenses incurred with respect to furnishing such cooperation. Each Party may assign all or a portion of its rights under this Agreement to a "qualified intermediary" to facilitate a like-kind exchange. The agreement between the applicable Party and the qualified intermediary ("Exchange Agreement") shall be reasonably acceptable to both Parties.

         10. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                           (i) the Buyer and the Seller may terminate this
                  Agreement by mutual written consent at any time before the Closing;

                           (ii) the Buyer may terminate this Agreement by giving
                  written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement, the Buyer has notified the Seller of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 10:00 a.m. (Houston time) on November 29, 2002 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                           (iii) the Seller may terminate this Agreement by
                  giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement, the Seller has notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 10:00 a.m. (Houston time) on November 29, 2002 (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC; and

                           (iv) the Buyer or the Seller may terminate this
                  Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                  (b) Effect of Termination. Except for the obligations under Sections 8, 10 and

11, if any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         11. Miscellaneous.

                  (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases within 24 hours following the execution of this Agreement by all Parties.

                  (b) Insurance. The Buyer acknowledges and agrees that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Relevant Assets or Acquired Companies by the Seller or any of its Affiliates, and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Relevant Assets or the Acquired Companies. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations or businesses of the Relevant Assets or the Acquired Companies. If any claims are made or losses occur prior to the Closing Date that relate solely to the Relevant Assets or the business activities of the Acquired Companies and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Seller or their Affiliates after the Closing, then the Seller shall use its Best Efforts so that the Buyer can file notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Seller to maintain or to refrain from asserting claims against or exhausting any retained policies.

                  (c) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, the Buyer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Seller; provided, however, without the prior written approval of the Seller, the Buyer and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement (i) to an Affiliate of the Buyer, including designating one or more Affiliates of the Buyer to be the assignee of some or any portion of the Acquired Company Equity Interests or the Acquired Assets, (ii) in connection with granting a lien, pledge, mortgage or other security interest pursuant to a bona fide lending transaction, or (iii) pursuant to the foreclosure or settlement of any assignment made pursuant to (ii) above; provided the Buyer is not released from any of its obligations or liabilities hereunder. Each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, to a qualified intermediary in connection with any transaction described in Section 9(p); provided, however, that no such assignment shall relieve any Party from any of its obligations or liabilities under this Agreement.

                  (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:    El Paso Corporation
                              Attn: President
                              El Paso Building
                              1001 Louisiana
                              Houston, Texas 77002

         If to the Buyer:     El Paso Energy Partners, L.P.
                              Attn: President
                              4 Greenway Plaza
                              Houston, Texas 77046
                              (713) 420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Transaction Expenses. Each of the Buyer and the Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided that Buyer shall bear all reasonable costs and expenses incurred by the Seller in connection with (i) the assignment of any contracts, permits, leases and rights-of-way and (ii) obtaining any required consents or approvals, to the extent arising out of the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

                  (m) Matters Related to New Chaco. The Parties acknowledge and agree that the transfer of the assets of New Chaco at Closing is intended to cause Buyer or its subsidiaries to acquire and own the Chaco cryogenic gas extraction plant and the related rights and assets, and that, notwithstanding the form of the transfer caused pursuant hereto, the substance of such transaction includes (i) the exercise by New Chaco of its option to purchase the relevant assets under the applicable lease arrangements, (ii) the conveyance of title to such assets from the applicable subsidiary of the Buyer to New Chaco,
(iii) the repurchase of such assets by the applicable subsidiary of the Buyer from New Chaco and (iv) the reconveyance of title to such assets from New Chaco to the applicable subsidiary of the Buyer. The Parties acknowledge and agree that the transactions described in (i) - (iv) above substantively occurred (or shall be deemed to have occurred), notwithstanding the fact that the Parties did not convey title to the applicable assets back and forth between themselves or their Affiliates. To the extent that the Buyer's (including its subsidiaries) rights hereunder are not the same as they would have been had the documentation at Closing reflected each step described in (i) - (iv) above, the Parties will take appropriate actions, and will execute and deliver any appropriate additional documentation, to cause the Buyer's rights to be as if each such step had been taken.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF, INCLUDING THE CONFIDENTIALITY AGREEMENT.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth in the preamble.


                                           EL PASO CORPORATION

                                           By:      /s/ D. Dwight Scott
                                                    ----------------------------
                                           Name:    D. Dwight Scott
                                                    ----------------------------
                                           Title:   Chief Financial Officer
                                                    ----------------------------

                                           EL PASO ENERGY PARTNERS, L.P.

                                           By:      /s/ D. Mark Leland
                                                    ----------------------------
                                           Name:    D. Mark Leland
                                                    ----------------------------
                                           Title:   Senior Vice President
                                                    ----------------------------



           [CONTRIBUTION, PURCHASE AND SALE AGREEMENT SIGNATURE PAGE]